Exhibit 99.1

FOR IMMEDIATE RELEASE

Brookdale Announces Second Quarter 2016 Results

Nashville, Tenn. August 8, 2016 – Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") today reported financial and operating results for the second quarter of 2016. Highlights included:

•	Total revenue was $1.3 billion for the second quarter of 2016, an increase of 1.7% from the second quarter of 2015.
•	Net loss of $35.5 million for the second quarter of 2016 compared to $84.8 million for the second quarter of 2015.
•
Adjusted EBITDA(1) was $218.6 million in the second quarter of 2016, excluding integration, transaction, transaction-related and strategic project costs, an increase of 0.6% from the second quarter of 2015.

•	Net cash provided by operating activities was $107.5 million for the second quarter of 2016, an increase of 6.7% from the second quarter of 2015.
•	Adjusted CFFO(1) was $123.4 million for the second quarter of 2016, an increase of 12.2% from the second quarter of 2015.
•	Continuing its portfolio rationalization initiative, the Company entered into agreements to dispose of certain communities, which is expected to lower leverage and provide added liquidity.
•	Reaffirmed full-year 2016 Adjusted CFFO guidance range, expressed on an aggregate basis.

(1) Adjusted EBITDA and Adjusted Cash From Facility Operations ("Adjusted CFFO") are financial measures that are not calculated in accordance with GAAP.  Adjusted CFFO represents Cash From Facility Operations ("CFFO") excluding integration, transaction, transaction-related and strategic project costs.  For the Company's definitions of Adjusted EBITDA and Adjusted CFFO, as well as a reconciliation of Adjusted EBITDA from net income (loss) and Adjusted CFFO from net cash provided by (used in) operating activities, see "Reconciliation of Non-GAAP Financial Measures" below.  The Company's definitions and calculations of Adjusted EBITDA and CFFO have changed from prior periods.  Prior period amounts of Adjusted EBITDA included in this press release have been recast to conform to the new definition.  See "Reconciliation of Non-GAAP Financial Measures" below for a description of the changes to the definitions of Adjusted EBITDA and CFFO, as well as the Supplemental Information described below for a reconciliation of the amounts of Adjusted EBITDA previously reported for the full year 2015 and each of the quarters therein and the first quarter of 2016 using the previous definition to the amounts of Adjusted EBITDA calculated using the new definition.  The change in definition of CFFO had no effect on the amounts of CFFO and Adjusted CFFO presented in this press release for this period or prior periods.

Andy Smith, Brookdale's President and CEO, said, "Our mission, to enrich the lives of those we serve, is perfectly aligned with the tremendous opportunity to meet the demographic surge of seniors in America. We have the size, scale and depth of product offerings that no one else can match, and we have a three year plan to build upon these advantages to grow shareholder value.

Our plan is based on continuously improving our execution.  So, I'm pleased that we showed executional improvement with strong move-in momentum as the second quarter progressed, continued solid cost control and cost synergy attainment, and the beginnings of a recovery in our ancillary business.  We also entered into a number of agreements recently for transactions that will simplify our business as well as have positive economic impact on our leverage and balance sheet."
Financial Results
Total revenue for the second quarter of 2016 was $1.3 billion compared to $1.2 billion for the prior year period. During the fifteen months ended June 30, 2016, the Company disposed of a total of 30 communities, either through sales or lease terminations.  These communities generated $4.9 million of revenue in the second quarter of 2016 compared to $18.6 million of revenue in the prior year period.

Resident fees of $1.1 billion for the second quarter of 2016 were a 1.0% increase over the second quarter of 2015.  Average monthly revenue per occupied unit for the consolidated senior housing portfolio was $4,476 in the second quarter of 2016, an increase of 3.3% compared with the second quarter of 2015.  Weighted average occupancy for all consolidated communities during the second quarter of 2016 was 85.8%, compared to 86.5% during the second quarter of 2015.
Facility operating expenses for the second quarter of 2016 were $693.1 million, a decline of $1.9 million, or 0.3%, from the second quarter of 2015.  The decrease was primarily due to the impact of the community dispositions and a decrease in general and professional liability insurance expense of approximately $10.8 million.  Brookdale's consolidated operating margin was 34.3% for the second quarter of 2016 versus 33.4% for the second quarter of 2015.
Net loss attributable to Brookdale common stockholders for the second quarter of 2016 was $35.5 million, or $0.19 per share, versus net loss attributable to Brookdale common stockholders of $84.5 million, or $0.46 per share, for the second quarter of 2015.  Weighted average shares outstanding were 185.8 million for the quarter ended June 30, 2016.  Net loss for the second quarter of 2016 was $35.5 million, versus net loss of $84.8 million for the second quarter of 2015.

Net cash provided by operating activities for the second quarter of 2016 was $107.5 million, an increase of $6.7 million, or 6.7%, compared with the second quarter of 2015.
Non-GAAP Financial Measures
For the Company's definitions of Adjusted EBITDA, CFFO and Adjusted CFFO, as well as a reconciliation of Adjusted EBITDA from net income (loss) and CFFO and Adjusted CFFO from net cash provided by (used in) operating activities, see "Reconciliation of Non-GAAP Financial Measures" below.  Following the SEC's recent issuance of updated guidance on the use of non-GAAP financial measures, the Company has determined to change the definitions and calculations of Adjusted EBITDA and CFFO from prior periods. Prior period amounts of Adjusted EBITDA included in this press release have been recast to conform to the new definition.  In addition, the Company no longer presents CFFO per share, Adjusted CFFO per share or Facility Operating Income on a historical basis or in its outlook.  See "Reconciliation of Non-GAAP Financial Measures" below for a description of the changes to the definition of Adjusted EBITDA, as well as the Supplemental Information described below for a reconciliation of the amounts of Adjusted EBITDA previously reported for the full year 2015 and each of the quarters therein and the first quarter of 2016 using the previous definition to the amounts of Adjusted EBITDA calculated using the new definition.
Adjusted EBITDA was $218.6 million in the second quarter of 2016 compared to $217.4 million in the second quarter of 2015, excluding integration, transaction, transaction-related and strategic project costs for the three months ended June 30, 2016 and June 30, 2015 of $17.1 million and $29.0 million, respectively.  Adjusted EBITDA was $201.5 million in the second quarter of 2016, compared to $188.4 million for the second quarter of 2015, including integration, transaction, transaction-related and strategic project costs in both periods.

CFFO was $106.1 million in the second quarter of 2016.  Adjusted CFFO was $123.4 million for the second quarter of 2016, an increase of $13.4 million, or 12.2%, compared with the second quarter of 2015.  In the second quarter of 2016, CFFO benefited from a decrease in insurance expense.  Adjusted CFFO for the periods represents CFFO excluding $17.3 million and $29.0 million for the second quarter of 2016 and 2015, respectively, of integration, transaction, transaction-related and strategic project costs.
Operating Activities
The Company reports information on five segments.  Three segments (Retirement Centers, Assisted Living and CCRCs – Rental) constitute the Company's consolidated senior housing portfolio.  The Brookdale Ancillary Services segment includes the Company's outpatient therapy, home health and hospice services.  The Management Services segment includes the services provided to unconsolidated communities that are operated under management agreements.
Senior Housing
Revenue for the consolidated senior housing portfolio was $931.2 million for the second quarter of 2016, an increase of 0.4% from the second quarter of 2015.  During the fifteen months ended June 30, 2016, the Company disposed of a total of 30 communities, either through sales or lease terminations. These communities generated $4.9 million of revenue in the second quarter of 2016 compared to $18.6 million of revenue in the prior year period.  Same community revenue for the consolidated senior housing portfolio for the three months ended June 30, 2016 increased 1.6% over the corresponding period in 2015.  Same community weighted average revenue per occupied unit for senior housing increased 3.0% in the second quarter of 2016 from the second quarter of 2015.

Facility operating expenses were $588.8 million for the second quarter of 2016, a decrease of 1.3% from the second quarter of 2015.  Facility operating expense decreased primarily due to the impact of community dispositions and a decrease in insurance expense.  Consolidated same community operating expenses for the second quarter of 2016 increased by 0.1% over the second quarter of 2015.

Operating income for the senior housing portfolio increased by 3.4% from the second quarter of 2015, to $342.4 million for the second quarter of 2016.  Same community operating income for the senior housing portfolio for the second quarter of 2016 increased by 4.1% from the second quarter of 2015.
Brookdale Ancillary Services
Revenue for the Company's ancillary services segment increased $7.2 million, or 6.2%, to $123.3 million for the second quarter of 2016 versus the prior year second quarter.  The revenue increase was primarily due to an increase in home health and hospice average census and the roll-out of our home health and hospice services to additional units subsequent to the prior year period. Ancillary services operating expenses for the second quarter of 2016 increased $5.9 million, or 6.0%, over the second quarter of 2015, primarily due to higher census and an increase in expenses related to the expansion of ancillary services into the legacy Emeritus communities.  As a result, ancillary services operating income for the second quarter of 2016 was $19.0 million, an increase of 7.4% versus the second quarter of 2015, with operating margin at 15.4% for the second quarter of 2016.
Liquidity
Total liquidity for the Company was $306.3 million at June 30, 2016, including $39.1 million of unrestricted cash and cash equivalents and $267.2 million of availability on its secured credit facility.
Dispositions of Non-Core Assets
As previously announced, the Company has entered into an agreement with a third party to sell 44 communities for a sales price of $252.5 million.  The 12-state portfolio comprises 2,453 units, including 1,874 assisted living units and 579 memory care units. In addition, the Company has entered into agreements to sell 6 communities with 691 units for a sales price of $42.4 million.  These 50 communities were classified as held for sale as of June 30, 2016.  The Company expects to use the proceeds from the sale of these communities primarily to repay debt.

The closings of the various transactions, mostly expected by the end of the year, are subject to the receipt of regulatory approvals and the satisfaction of other customary closing conditions.  There can be no assurance that the transactions will close or if they do, when the actual closings will occur.

As of June 30, 2016, the Company had 60 communities classified as assets held for sale; the 50 communities described above and 10 communities previously so classified. The 60 communities' carrying value totaled $354.6 million with $154.7 million of mortgage debt included in the current portion of long-term debt within the Company's condensed consolidated balance sheet.

2016 Outlook
Based on results year-to-date, the Company is reaffirming its 2016 full year Adjusted CFFO guidance range, expressed on an aggregate basis, and is providing a recasted range for Adjusted EBITDA using its new definition.  The Company expects Adjusted CFFO in a range of $455 million to $475 million.  Full year Adjusted EBITDA, as newly redefined, is expected to be in a range of $870 million to $890 million, excluding integration, transaction, transaction-related and strategic project costs.  Additionally, based on expected closings of certain transactions not originally included in revenue guidance, the Company expects full year senior housing and ancillary services revenue to be reduced by $25 million to $30 million, though the guidance range for such revenue remains at $4.2 billion to $4.3 billion.  This does not have any impact on Adjusted EBITDA or Adjusted CFFO guidance ranges.    The Company continues to expect its full year capital expenditures (excluding recurring capital expenditures that are included in CFFO) to be in a range of $210 million to $220 million.   The foregoing guidance excludes the potential impact of any acquisition or disposition activity other than the planned disposition of 60 communities classified as held for sale as of June 30, 2016.

As noted above, the Company no longer presents CFFO per share and Adjusted CFFO per share on a historical basis or in its outlook, and its definitions of Adjusted EBITDA and CFFO have changed from prior periods.  See "Reconciliation of Non-GAAP Financial Measures" below for a description of the changes to the definitions of Adjusted EBITDA and CFFO.  A reconciliation of our Adjusted EBITDA and Adjusted CFFO guidance to the most comparable GAAP financial measure is not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA and Adjusted CFFO from net income (loss) and net cash provided by (used in) operating activities, respectively.  Variability in the timing or amounts of items required to reconcile each measure may have a significant impact on our future GAAP results.

Supplemental Information

The Company will post on the Investor Relations section of the Company's website at www.brookdale.com supplemental information relating to the Company's second quarter 2016 results.  This information will also be furnished in a Form 8-K to be filed with the SEC.
Earnings Conference Call
Brookdale's management will conduct a conference call to review the financial results of its second quarter ended June 30, 2016 on Tuesday, August 9, 2016 at 10:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Second Quarter Earnings Call."
A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on August 23, 2016 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "99312415".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdale.com).
About Brookdale Senior Living
Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 1,114 communities in 47 states and the ability to serve approximately 107,000 residents.  Through its ancillary services program, the Company also offers a range of outpatient therapy, home health, personalized living and hospice services.  Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.
Safe Harbor
Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational, sales and marketing initiatives and growth strategies and our expectations regarding their effect on our results; our expectations regarding the economy, the senior living industry, occupancy, pricing, revenue, cash flow, operating income, expenses, capital expenditures, Program Max opportunities, the integration of Emeritus, cost savings and synergies, liquidity and leverage, senior housing supply, the demand for senior housing, expansion, development and construction activity, acquisition opportunities, asset dispositions, the expansion of our ancillary services offerings, innovation and revenue growth opportunities, our share repurchase program, taxes, capital deployment, returns on invested capital, and Adjusted EBITDA, CFFO and Adjusted CFFO (as such terms are defined herein).  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions.  Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; our inability to extend (or refinance) debt (including our credit and letter of credit facilities and our outstanding convertible notes) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under the repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisitions and dispositions on agreed upon terms or at all; our ability to successfully integrate acquisitions, including our acquisition of Emeritus; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and the ability to obtain, or delays in obtaining, cost savings and synergies from the Emeritus acquisition; as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  We expressly disclaim any obligation to release publicly any updates or revisions to any of these forward-looking statements to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue
Resident fees	$1,054,568	$1,043,978	$2,115,716	$2,096,210
Management fees	18,186	14,839	34,966	29,936
Reimbursed costs incurred on behalf of managed communities	186,076	179,367	371,304	359,919
Total revenue	1,258,830	1,238,184	2,521,986	2,486,065

Expense
Facility operating expense (excluding depreciation and amortization of $118,808, $214,116, $232,911 and $422,939, respectively)	693,103	694,991	1,409,005	1,391,880
General and administrative expense (including non-cash stock-based compensation expense of $8,994, $6,851, $18,763 and $15,724, respectively)	90,695	89,545	183,316	179,075
Transaction costs	441	421	1,291	7,163
Facility lease expense	92,682	91,338	189,371	185,809
Depreciation and amortization	133,394	225,645	260,531	446,072
Asset impairment	4,152	-	7,527	-
Loss on facility lease termination	-	-	-	76,143
Costs incurred on behalf of managed communities	186,076	179,367	371,304	359,919
Total operating expense	1,200,543	1,281,307	2,422,345	2,646,061
Income (loss) from operations	58,287	(43,123)	99,641	(159,996)

Interest income	728	382	1,430	809
Interest expense:
Debt	(43,731)	(43,684)	(87,721)	(86,032)
Capital and financing lease obligations	(50,581)	(53,043)	(101,160)	(106,246)
Amortization of deferred financing costs and debt premium (discount)	(2,288)	162	(4,598)	(219)
Change in fair value of derivatives	(4)	(76)	(28)	(626)
Debt modification and extinguishment costs	(186)	-	(1,296)	(44)
Equity in earnings (loss) of unconsolidated ventures	338	(672)	1,356	812
Other non-operating income	2,069	2,654	9,856	5,145
Income (loss) before income taxes	(35,368)	(137,400)	(82,520)	(346,397)
(Provision) benefit for income taxes	(123)	52,593	(1,788)	130,881
Net income (loss)	(35,491)	(84,807)	(84,308)	(215,516)
Net (income) loss attributable to noncontrolling interest	41	260	83	518
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(35,450)	$(84,547)	$(84,225)	$(214,998)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.19)	$(0.46)	$(0.45)	$(1.17)

Weighted average shares used in computing basic and diluted net income (loss) per share	185,825	184,266	185,489	183,974

 Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2016	December 31, 2015

Cash and cash equivalents	$39,053	$88,029
Cash and escrow deposits - restricted	32,343	32,570
Accounts receivable, net	138,614	144,053
Assets held for sale	354,565	110,620
Other current assets	137,011	122,671
Total current assets	701,586	497,943
Property, plant and equipment and leasehold intangibles, net	7,691,478	8,031,376
Other assets, net	1,479,268	1,519,245
Total assets	$9,872,332	$10,048,564

Current liabilities	$898,098	$840,148
Long-term debt, less current portion	3,629,301	3,769,371
Capital and financing lease obligations, less current portion	2,425,850	2,427,438
Other liabilities	525,632	552,880
Total liabilities	7,478,881	7,589,837
Total Brookdale Senior Living Inc. stockholders' equity	2,393,695	2,458,888
Noncontrolling interest	(244)	(161)
Total equity	2,393,451	2,458,727
Total liabilities and equity	$9,872,332	$10,048,564

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2016	2015
Cash Flows from Operating Activities
Net income (loss)	$(84,308)	$(215,516)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on extinguishment of debt, net	139	44
Depreciation and amortization, net	265,129	446,291
Asset impairment	7,527	-
Equity in earnings of unconsolidated ventures	(1,356)	(812)
Distributions from unconsolidated ventures from cumulative share of net earnings	-	1,450
Amortization of deferred gain	(2,186)	(2,186)
Amortization of entrance fee revenue	(1,939)	(1,697)
Proceeds from deferred entrance fee revenue	7,458	5,313
Deferred income tax provision (benefit)	332	(132,462)
Change in deferred lease liability	3,412	4,720
Change in fair value of derivatives	28	626
Gain on sale of assets	(2,551)	-
Non-cash stock-based compensation	18,763	15,724
Non-cash interest expense on financing lease obligations	13,014	11,516
Amortization of (above) below market lease, net	(3,466)	(3,799)
Other	(3,597)	(1,416)
Changes in operating assets and liabilities:
Accounts receivable, net	5,439	(12,241)
Prepaid expenses and other assets, net	(16,845)	37,493
Accounts payable and accrued expenses	(23,133)	(49,536)
Tenant refundable fees and security deposits	38	(517)
Deferred revenue	(4,059)	7,829
Net cash provided by operating activities	177,839	110,824
Cash Flows from Investing Activities
(Increase) decrease in lease security deposits and lease acquisition deposits, net	(1,538)	15,723
Decrease in cash and escrow deposits — restricted	355	10,206
Additions to property, plant and equipment and leasehold intangibles, net	(190,060)	(178,348)
Acquisition of assets, net of related payables	(12,157)	(192,701)
Investment in unconsolidated ventures	(3,733)	(38,609)
Distributions received from unconsolidated ventures	3,602	-
Proceeds from sale of assets, net	45,584	4,993
Other	1,211	2,239
Net cash used in investing activities	(156,736)	(376,497)
Cash Flows from Financing Activities
Proceeds from debt	192,128	165,193
Repayment of debt and capital and financing lease obligations	(128,427)	(84,037)
Proceeds from line of credit	894,500	685,000
Repayment of line of credit	(1,018,000)	(515,000)
Payment of financing costs, net of related payables	(641)	(3,466)
Refundable entrance fees:
Proceeds from refundable entrance fees	1,146	586
Refunds of entrance fees	(1,745)	(1,817)
Cash portion of loss on extinguishment of debt	-	(44)
Payment on lease termination	(9,250)	(7,750)
Other	210	1,421
Net cash (used in) provided by financing activities	(70,079)	240,086
Net decrease in cash and cash equivalents	(48,976)	(25,587)
Cash and cash equivalents at beginning of period	88,029	104,083
Cash and cash equivalents at end of period	$39,053	$78,496

Reconciliation of Non-GAAP Financial Measures

This earnings release and the supplemental information referred to in the earnings release contain financial measures utilized by management to evaluate our operating performance and liquidity that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Each of these measures, Adjusted EBITDA, CFFO and Adjusted CFFO, should not be considered in isolation from or as superior to or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or other financial measures determined in accordance with GAAP.  We use these non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.  We strongly urge you to review the reconciliations of Adjusted EBITDA from net income (loss) and CFFO and Adjusted CFFO from net cash provided by (used in) operating activities, along with our consolidated financial statements included herein.  We also strongly urge you not to rely on any single financial measure to evaluate our business.  We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA, CFFO and Adjusted CFFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner.

As noted above, the Company's definitions and calculations of Adjusted EBITDA and CFFO have changed from prior periods, and prior period amounts of Adjusted EBITDA included in this press release have been recast to conform to the new definition.  The new definition of Adjusted EBITDA reflects the removal of the following adjustments to net income (loss) used in the previous definition:  the addition of CFFO from unconsolidated ventures and entrance fee receipts, net of refunds, and the subtraction of amortization of entrance fees.  See the Supplemental Information described above for a reconciliation of the amounts of Adjusted EBITDA previously reported for the full year 2015 and each of the quarters therein and the first quarter of 2016 using the previous definition to the amounts of Adjusted EBITDA calculated using the new definition.  In addition, the Company is now reporting CFFO and Adjusted CFFO as measures of liquidity, and as such the definitions of CFFO and Adjusted CFFO  have been revised to reflect the reconciliation of such measures from net cash provided by (used in) operating activities, and the Company is no longer presenting CFFO per share or Adjusted CFFO per share.  However, the amounts included in the calculation of CFFO and Adjusted CFFO have not changed, and the changes in the definition of CFFO and Adjusted CFFO have no effect on the amounts of CFFO or Adjusted CFFO presented in this press release for this period or prior periods.

Adjusted EBITDA

We define Adjusted EBITDA as follows:

Net income (loss) before:
•	provision (benefit) for income taxes;
•	non-operating (income) expense items;
•	depreciation and amortization (including non-cash impairment charges);
•	(gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination);

•	straight-line lease expense (income), net of amortization of (above) below market rents;
•	amortization of deferred gain;
•	non-cash stock-based compensation expense; and
•	change in future service obligation.

We use Adjusted EBITDA to assess our overall operating performance. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current operating goals as well as achieve optimal operating performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of operating performance, independent of items that are beyond the control of management in the short-term, such as the change in the liability for the obligation to provide future services under existing lifecare contracts, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), taxation and interest expense associated with our capital structure. This metric measures our operating performance based on operational factors that management can impact in the short-term, namely revenues and the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the operating performance of the business on a regular basis. We believe that Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in our industry.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it is helpful in identifying trends in our day-to-day performance since the items excluded have little or no significance to our day-to-day operations and it provides an assessment of our revenue and expense management.

The table below reconciles Adjusted EBITDA from net income (loss) for the three and six months ended June 30, 2016 and June 30, 2015 (in thousands):

	Three Months Ended June 30, (1)		Six Months Ended June 30,(1)
	2016	2015	2016	2015
Net income (loss)	$(35,491)	$(84,807)	$(84,308)	$(215,516)
Provision (benefit) for income taxes	123	(52,593)	1,788	(130,881)
Equity in (earnings) loss of unconsolidated ventures	(338)	672	(1,356)	(812)
Debt modification and extinguishment costs	186	-	1,296	44
Other non-operating income	(2,069)	(2,654)	(9,856)	(5,145)
Interest expense	96,604	96,641	193,507	193,123
Interest income	(728)	(382)	(1,430)	(809)
Income (loss) from operations	58,287	(43,123)	99,641	(159,996)
Depreciation and amortization	133,394	225,645	260,531	446,072
Asset impairment	4,152	-	7,527	-
Loss on facility lease termination	-	-	-	76,143
Straight-line lease expense (income)	(523)	1,919	3,412	4,720
Amortization of (above) below market lease, net	(1,733)	(1,840)	(3,466)	(3,799)
Amortization of deferred gain	(1,093)	(1,093)	(2,186)	(2,186)
Non-cash stock-based compensation expense	8,994	6,851	18,763	15,724
Adjusted EBITDA	$201,478	$188,359	$384,222	$376,678

(1)
For the three and six months ended June 30, 2016, the calculation of Adjusted EBITDA includes integration, transaction, transaction-related and strategic project costs of $17.1 million and $37.1 million, respectively.  For the three and six months ended June 30, 2015, the calculation of Adjusted EBITDA includes integration, transaction, transaction-related and strategic project costs of $29.0 million and $56.3 million, respectively. Integration costs include transition costs associated with the Emeritus merger and organizational restructuring (such as severance and retention payments and recruiting expenses), third party consulting expenses directly related to the integration of Emeritus (in areas such as cost savings and synergy realization, branding and technology and systems work), and internal costs such as training, travel and labor, reflecting time spent by Company personnel on integration activities and projects. Transaction and transaction-related costs include third party costs directly related to the acquisition of Emeritus, other acquisition and disposition activity, community financing and leasing activity and corporate capital structure assessment activities (including shareholder relations advisory matters), and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities for the post-merger platform (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

CFFO and Adjusted CFFO

We define Cash From Facility Operations (CFFO) as follows:

Net cash provided by (used in) operating activities before:

•	changes in operating assets and liabilities;
•	gain (loss) on facility lease termination;
•	distributions from unconsolidated ventures from cumulative share of net earnings;

and adjusted for:

•	recurring capital expenditures, net;
•	lease financing debt amortization with fair market value or no purchase options;
•	proceeds from refundable entrance fees;
•	refunds of entrance fees;
•	CFFO of unconsolidated ventures; and
•	other.

Recurring capital expenditures include routine expenditures capitalized in accordance with GAAP that are funded from current operations. Amounts excluded from recurring capital expenditures consist primarily of capital expenditures related to community expansions and major community redevelopment and repositioning projects, the development of new communities, corporate capital expenditures (including systems projects and integration capital expenditures) and capital expenditures related to maintenance, renovations and upgrades to our communities that are funded using lease or financing proceeds, available cash and/or proceeds from the sale of communities.

CFFO of unconsolidated ventures represents our proportionate share of CFFO of our unconsolidated ventures based on our equity ownership percentage and is calculated for each unconsolidated venture in a manner consistent with the definition of CFFO for our consolidated entities. Our investments in our unconsolidated ventures are accounted for under the equity method of accounting.  CFFO of unconsolidated ventures does not represent cash available directly for use by our consolidated business.

Adjusted CFFO represents CFFO, excluding integration, transaction, transaction-related and strategic project costs.  Integration costs include transition costs associated with the Emeritus merger and organizational restructuring (such as severance and retention payments and recruiting expenses), third party consulting expenses directly related to the integration of Emeritus (in areas such as cost savings and synergy realization, branding and technology and systems work), and internal costs such as training, travel and labor, reflecting time spent by Company personnel on integration activities and projects. Transaction and transaction-related costs include third party costs directly related to the acquisition of Emeritus, other acquisition and disposition activity, community financing and leasing activity and corporate capital structure assessment activities (including shareholder relations advisory matters), and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities for the post-merger platform (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

We use CFFO to assess our overall liquidity. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial and liquidity goals as well as to achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.  This metric measures our liquidity based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. CFFO is one of the metrics used by our senior management and board of directors (i) to review our ability to service our outstanding indebtedness, including our credit facilities, (ii) to review our ability to pay dividends to stockholders or engage in share repurchases, (iii) to review our ability to make capital expenditures, (iv) for planning purposes, including preparation of our annual budget and (v) in making compensation determinations for certain of our associates (including our named executive officers).

We believe CFFO is useful to investors because it assists their ability to meaningfully evaluate (1) our ability to service our outstanding indebtedness, including our credit facilities and capital and financing leases, (2) our ability to pay dividends to stockholders or engage in share repurchases and (3) our ability to make capital expenditures.  CFFO and Adjusted CFFO does not represent cash available for dividends or discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures not reflected in the measure.

The table below reconciles CFFO and Adjusted CFFO from net cash provided by (used in) operating activities for the three and six months ended June 30, 2016 and June 30, 2015 (in thousands):

	Three Months Ended June 30, (1)		Six Months Ended June 30, (1)
	2016	2015	2016	2015

Net cash provided by operating activities	$107,496	$100,767	$177,839	$110,824
Net cash used in investing activities	(82,288)	(145,206)	(156,736)	(376,497)
Net cash (used in) provided by financing activities	(57,017)	7,753	(70,079)	240,086
Net decrease in cash and cash equivalents	$(31,809)	$(36,686)	$(48,976)	$(25,587)

Net cash provided by operating activities	$107,496	$100,767	$177,839	$110,824
Changes in operating assets and liabilities	10,420	547	38,560	16,972
Refundable entrance fee received	611	550	1,146	586
Entrance fee refunds disbursed	(617)	(988)	(1,745)	(1,817)
Recurring capital expenditures, net	(13,668)	(17,425)	(26,949)	(32,428)
Lease financing debt amortization with fair market value or no purchase options	(14,117)	(12,756)	(27,926)	(25,195)
Loss on facility lease termination	-	-	-	76,143
Distributions from unconsolidated ventures from cumulative share of net earnings	-	(950)	-	(1,450)
CFFO of unconsolidated ventures	15,939	11,177	31,293	25,390
CFFO	$106,064	$80,922	$192,218	$169,025

Integration, transaction, transaction-related and strategic project costs	17,324	29,027	38,252	56,327
Adjusted CFFO	$123,388	$109,949	$230,470	$225,352

(1)
For the three and six months ended June 30, 2016, the calculation of CFFO includes integration, transaction, transaction-related and strategic project costs of $17.3 million and $38.3 million (including $1.2 million of debt modification costs excluded from Adjusted EBITDA). For the three and six months ended June 30, 2015, the calculation of CFFO includes integration, transaction, transaction-related and strategic project costs of $29.0 million and $56.3 million, respectively. Integration costs include transition costs associated with the Emeritus merger and organizational restructuring (such as severance and retention payments and recruiting expenses), third party consulting expenses directly related to the integration of Emeritus (in areas such as cost savings and synergy realization, branding and technology and systems work), and internal costs such as training, travel and labor, reflecting time spent by Company personnel on integration activities and projects. Transaction and transaction-related costs include third party costs directly related to the acquisition of Emeritus, other acquisition and disposition activity, community financing and leasing activity and corporate capital structure assessment activities (including shareholder relations advisory matters), and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities for the post-merger platform (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

Contact:
Brookdale Senior Living Inc.
Investors:	Ross Roadman (615) 564-8104
rroadman@brookdale.com